Exhibit 99.2

September 1, 2023

Board of Directors

Arrowroot Acquisition Corp.

4553 Glencoe Avenue Suite 200

Marina del Rey, CA 90292

Re: Form S-4 of

Arrowroot Acquisition Corp., filed September 1, 2023 (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated April 26, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration (as defined in the Opinion Letter) that was to be issued by Arrowroot Acquisition Corp. (the “Company”) pursuant to the draft of the Agreement (as defined in the Opinion Letter) between the Company, iLearningEnginges, Inc. and ARAC Merger Sub, Inc., a wholly-owned subsidiary of the Company, dated April 25, 2023.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers About the Business Combination – Did the Arrowroot Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?”, “The Business Combination - Background of the Business Combination”, “The Business Combination - Arrowroot Board’s Reasons for the Approval of the Business Combination”, “The Business Combination - Opinion of Lincoln, the Financial Advisor to Arrowroot”, “Annex A: Merger Agreement”, and to the inclusion of the Opinion Letter in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Lincoln International LLC